Exhibit 5.2

September 20, 2011

Iron Mountain Incorporated

745 Atlantic Avenue

Boston, Massachusetts 02111

Sullivan & Worcester, LLP

One Post Office Square

Boston, Massachusetts 02109

Re:                               $400,000,000 7-3/4% Senior Subordinated Notes Due 2019 from Iron Mountain Incorporated

Gentlemen:

We have acted as special counsel to Iron Mountain Statutory Trust - 1998, a Connecticut Statutory Trust (the “98 Trust”), Iron Mountain Statutory Trust - 1999, a Connecticut Statutory Trust (the “99 Trust”), and Iron Mountain Statutory Trust — 2001, a Connecticut Statutory Trust (the “2001 Trust”, collectively with the 98 Trust and the 99 Trust the “Connecticut Guarantors”), in connection with the above-captioned Senior Subordinated Notes (collectively, the “Notes”), which are guaranteed by the Connecticut Guarantors pursuant to guarantees issued pursuant to the Senior Subordinated Indenture, to be dated on or about September 23, 2011 (the “Base Indenture”), among Iron Mountain Incorporated, a Delaware corporation (the “Company”), the Connecticut Guarantors, the other guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by Supplemental Indenture, to be dated on or about September 23, 2011 (in the form provided to us by the Company, the “Supplemental Indenture”), among the Company, the Connecticut Guarantors, the other guarantors listed therein and the Trustee (the Base Indenture, as so supplemented, is the “Indenture”).  We understand that the Notes are to be offered and sold under the Company’s Registration Statement on Form S-3, No. 333-167837 (the “Registration Statement”).

In our capacity as the Connecticut Guarantors’ special counsel we have reviewed the documents listed in Exhibit A, attached hereto and incorporated herein by reference.  The documents listed in Exhibit A, inclusive, are hereinafter collectively referred to as the “Documents.”

This opinion is based entirely on our review of the Documents.  We have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion.

For purposes of this opinion we have assumed the genuineness of all other signatures,

(other than on behalf of the Connecticut Guarantors) the genuiness of all documents reviewed by us that are presented to us as either originals or copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.  We have also assumed that each Note conforms to the form thereof as examined by us, and the Supplemental Indenture conforms to the description thereof in the Prospectus Supplement (defined below).  We have relied, as to certain factual matters, upon representations of the Connecticut Guarantors in the Documents, upon certificates or representations of the owner trustees of the 98 Trust, 99 Trust and 2001 Trust, respectively, and upon certificates of public officials, and we have assumed, without independent investigation, the accuracy and completeness of such certificates and representations.

We have assumed for purposes of this opinion that the Company and Trustee are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, and are duly qualified to engage in the activities contemplated by the Indenture.  We have also assumed that the Company and Trustee have all requisite organizational and legal power and authority to execute, deliver and perform their obligations under the Indenture, and to effect the transactions contemplated thereby, that the Company and Trustee are in compliance with all applicable laws and regulations, that the Company and Trustee have duly authorized, executed and delivered the Indenture, and that the Indenture is and will be the valid and binding agreement of the Company and Trustee, enforceable against each in accordance with its terms.

We assume you know and understand that we represent the Connecticut Guarantors only, that we do not represent the Company, and although we have represented the Connecticut Guarantors from time to time in connection with various matters, we do not act as general counsel to the Connecticut Guarantors.  Further, we are not necessarily familiar with the day-to-day operations of any of the Connecticut Guarantors.  There may be other matters that are handled by other counsel to the Connecticut Guarantors, with respect to which we have not been consulted and of which we have no knowledge.

This opinion is limited solely to the laws of the State of Connecticut, as applied by courts located in the State of Connecticut.  To the extent that the foregoing laws may apply to or govern the transactions described above, we express no opinion as to state securities or blue sky laws.  The opinions expressed below, insofar as they relate to the good standing of the Connecticut Guarantors under the laws of the State of Connecticut, are based solely on certificates from the Connecticut Secretary of State.  For purposes of the opinions set forth herein, we have assumed, with your permission, that the laws of the State of Connecticut will apply to all transactions, agreements and matters set forth herein.

In rendering this opinion we assume that the execution of all documents on behalf of all entities and persons other than the Connecticut Guarantors was duly authorized and that such documents were validly executed and delivered on behalf of such entities and persons.

Our opinion is further subject to the following exceptions, qualifications and assumptions:

(a)           We express no opinion on the enforceability of the Indenture, as it relates to any party other than the Connecticut Guarantors;

(b)           The transactions described in the Indenture, Registration Statement, the final prospectus dated June 28, 2010 relating to the Registration Statement (the “Base Prospectus”) and the final prospectus supplement to the Base Prospectus dated September 20, 2011 (the “Prospectus Supplement”, and together with the Base Prospectus collectively the “Prospectus”) may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and we express no opinion as to the status under any fraudulent conveyance laws or fraudulent transfer laws of any of the obligations of, or any security interest granted by the Connecticut Guarantors, or any other person, whether under the Indenture or otherwise;

(c)           The transaction described in the Indenture, Registration Statement and Prospectus may be subject to an implied duty of good faith and fair dealing and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and will be subject to a duty to act in a commercially reasonable manner. We have assumed that, in connection with any proceeding all parties will act in good faith, with diligence and in compliance with statutory requirements;

(d)           We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware;

(e)           We express no opinion with respect to any matter involving financial information or relating to compliance with financial covenants or financial requirements; and

(f)            The opinions set forth below do not apply to the extent that judicial decisions may permit the introduction of extrinsic evidence to modify the terms or the interpretation of any of the documents or agreements identified herein, or to the extent that judicial decisions may make certain provisions of agreements unenforceable where their enforcement would violate the implied covenant of fair dealing, or would be commercially unreasonable, or where their breach is not material.

Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications and exceptions herein contained, we are of the opinion that:

1.     Each of the Connecticut Guarantors is a Connecticut statutory trust, and duly organized, validly existing and in good standing under the laws of the State of Connecticut.

2.     Upon execution and delivery of the Supplemental Indenture and the guaranties executed by the Connecticut Guarantors (collectively the “Guaranties”), such Guaranties shall have been duly authorized, executed and delivered by each of them.

3.     Upon execution and delivery of the Guaranties, such Guaranties shall constitute validly issued and binding obligations of the Connecticut Guarantors, enforceable against the respective Connecticut Guarantors in accordance with their terms.

The opinions above relate only to laws and regulations, and consents, approvals, actions and filings required thereunder, which in our experience, are normally applicable to companies in the type of business engaged in by the Connecticut Guarantors.  Moreover, we express no opinion as to any consent, approval, action or filing, or violation of law, (i) which may be required as a result of your involvement in the transactions contemplated by the Registration Statement or Prospectus because of your legal or regulatory status or because of any other facts specifically pertaining to you; or (ii) which, under Connecticut’s blue-sky laws, could be readily obtained without significant delay or expense to you, without loss to you of any material benefit under the Indenture or Prospectus and without any material adverse effect on you or the Connecticut Guarantors during the period such consent, approval, action or filing was not obtained or effected.

We render or imply no opinion with respect to compliance with any federal or state securities laws, rules or regulations, including without limitation, those relating to registration, filing, anti-fraud, or which relate to the accuracy or completeness of disclosure.

We are members of the Bar of the State of Connecticut and we express no opinion as to the laws of any jurisdiction other than the laws of Connecticut.

We are not opining on specialized laws relating to tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, health and safety and securities laws.  We are also not opining on federal law or the law of any county, municipality or other political subdivision or local governmental agency or authority.

We undertake no obligation to advise you of facts or changes in law occurring after the date of this opinion letter that might affect the opinions expressed herein.

We are furnishing this opinion letter to you solely in connection with the transactions under the Indenture and Prospectus.  You may not rely on this opinion letter in any other connection.  We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K filed by the Company of even date herewith, which is incorporated by reference into the Registration Statement and the Prospectus, and to references to this firm under the caption “Validity of the Offered Securities” in the Base Prospectus and “Legal Matters” in the

Prospectus Supplement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ GESMER UPDEGROVE LLP

GESMER UPDEGROVE LLP

EXHIBIT A

1.                                       The Amended and Restated Owner Trust Agreement, dated October 1, 1998, between Scotiabanc, Inc., as Beneficiary, and First Union National Bank, individually and as owner Trustee, as amended to date.

2.                                       The Owner Trust Agreement, dated July 1, 1999, among BTM Capital Corporation and JH Equity Realty Investors, Inc., collectively as Beneficiary, and First Union National Bank, individually and as Trustee, and W. Jeffrey Kramer, as Individual Trustee, as amended to date.

3.                                       The Amended and Restated Declaration of Trust among First Union National Bank, as Trustee, and The Equity Participants from time to time thereunder dated as of May 22, 2001, as amended to date.

4.                                       Assumption of Owner Trust Agreement, dated March 25, 2004, by and between Scotiabanc, Inc., Wachovia Bank, N.A., f/k/a First Union National Bank and Iron Mountain Information Management, Inc. (“IMIM”)

5.                                       Assumption of Owner Trust Agreement, dated March 25, 2004, by and between BTM Capital, Inc., Wachovia Bank, N.A., f/k/a First Union National Bank and IMIM

6.                                       Amended and Restated Declaration of Trust among First Union National Bank, as Trustee, and the Equity Participants thereunder dated May 22, 2001, as amended to date.

7.                                       Iron Mountain Statutory Trust-1998 Direction of Sole Beneficiary, dated September 20, 2011 (“98 Trust Consent”)

8.                                       Iron Mountain Statutory Trust-1999 Direction of Sole Beneficiary, dated September 20, 2011 (“99 Trust Consent”)

9.                                       Iron Mountain Statutory Trust-2001 Direction of Sole Equity Participant, dated September 20, 2011 (“01 Trust Consent”)

10.                                 Underwriting Agreement, dated September 20, 2011, for $400,000,000 7-3/4% Senior Subordinated Notes Due 2019, among Iron Mountain Incorporated (“IM”), the guarantor parties thereto and listed therein, on the one hand, and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., RBS Securities Inc., Scotia Capital (USA) Inc., Credit Agricole Securities (USA) Inc., PNC Capital Markets LLC, TD Securities (USA) LLC, and Wells Fargo Securities, LLC, on the other.

12.                                 $400,000,000 Senior Subordinated Notes, due 2019, from IM, which are subject to and governed by the Agreement

13.                                 Senior Subordinated Indenture, to be dated on or about September 23, 2011, by and between IM, the Connecticut Guarantors, certain subsidiaries of IM and The Bank of New York Mellon Trust Company, N.A. as trustee

14.                                 Supplemental Indenture, to be dated on or about September 23, 2011, by and between the Connecticut Guarantors certain other subsidiaries of IM and The Bank of New York Mellon Trust Company, N.A., as trustee (in the form provided to us by the Company, the “Supplemental Indenture”)

15.                                 Secretary’s Certificate, dated September 20, 2011, Exhibit A-3 to the Supplemental Indenture regarding Resolutions dated September 19, 2011, by the Beneficiary of the Connecticut Guarantors and Exhibit A-7 to the Supplemental Indenture regarding Resolutions passed on September 19, 2011 by, among others, Iron Mountain Information Management, Inc.

16.                                 Certificate from the Office of the Connecticut Secretary of State, issued on September 19, 2011, with respect to the Iron Mountain Statutory Trust — 1998.

17.                                 Certificate from the Office of the Connecticut Secretary of State, issued on September 19, 2011, with respect to the Iron Mountain Statutory Trust — 1999.

18.                                 Certificate from the Office of the Connecticut Secretary of State, issued on September 19, 2011, with respect to the Iron Mountain Statutory Trust — 2001.

19.                                 The Registration Statement of Iron Mountain Incorporated on Form S-3, No. 333-167837 (the “Registration Statement”).

20.                                 The final Prospectus dated June 28, 2010 relating to the Registration Statement (the “Base Prospectus”).

21.                                 The final Prospectus Supplement to the Base Prospectus dated September 20, 2011 relating to the Notes (the “Prospectus Supplement”).

22.                                 Certificate of Owner Trustee for the Iron Mountain Statutory Trust — 1998, dated September 20, 2011.

23.                                 Certificate of Owner Trustee for the Iron Mountain Statutory Trust — 1999, dated September 20, 2011.

24.                                 Certificate of Owner Trustee for the Iron Mountain Statutory Trust — 2001, dated September 20, 2011.